EXHIBIT 12

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                 Years Ended December 31,
                                            ----------------------------------
                                               2001        2000        1999
                                            ----------  ----------  ----------
                                                   (dollars in millions)

Income from continuing operations             $601      $4,452      $5,576
Income taxes                                   768       2,393       3,118
Losses of nonconsolidated associates           131         332         325
Minority interests                              18         (13)         28
Amortization of capitalized interest            73          69          66
                                             -----       -----       -----

Income from continuing operations
  before income taxes,
  undistributed income of associates,
  and capitalized interest                   1,591       7,233       9,113
                                             -----       -----       -----

Fixed charges included in income
  from continuing operations
  Interest and related charges on debt       8,770       9,475       7,642
  Portion of rentals deemed to be interest     330         341         284
                                             -----       -----       -----
      Total fixed charges included in
        income from continuing operations    9,100       9,816       7,926
                                             -----       -----       -----

Earnings available for fixed charges       $10,691     $17,049     $17,039
                                            ======      ======      ======

Fixed charges
  Fixed charges included in income from
    continuing operations                   $9,100      $9,816      $7,926
  Interest capitalized in the period           171         137          95
                                             -----       -----       -----
      Total fixed charges                   $9,271      $9,953      $8,021
                                             =====       =====       =====

Ratios of earnings to fixed charges           1.15        1.71        2.12
                                              ====        ====        ====























                                            IV-9